Exhibit 23.2

FORREST A. GARB & ASSOCIATES, INC.

INTERNATIONAL PETROLEUM CONSULTANTS

5310 HARVEST HILL ROAD, SUITE 275

DALLAS, TEXAS 75230-5805

(972) 788-1110 Telefax 991-3160

E-Mail: forgarb@forgarb.com

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-137311, 333-151428 and 333-166893) and on Form S-3 (File Nos. 333-149319 and File No. 333-164346), of Halcón Resources Corporation (formerly RAM Energy Resources, Inc., a Delaware corporation) of the reference to our report dated February 7, 2012, which appears in the Annual Report on Form 10-K of Halcón Resources Corporation for the year ended December 31, 2011.

FORREST A. GARB & ASSOCIATES, INC.

By:	/s/ WILLIAM D. HARRIS III
William D. Harris III
CEO President

March 5, 2012